Exhibit 99.1

Astronics Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

Astronics Reports First Quarter 2003 Results

BUFFALO, NY, April 23, 2003: Astronics Corporation (NASDAQ: ATRO), a leader in advanced complex lighting and electronics systems for aircraft, today announced first quarter earnings results for 2003.

Current and prior period results reflect its former subsidiary MOD-PAC CORP. (NASDAQ: MPAC) as a discontinued operation. The former printing and packaging business segment was spun-off and became a separately traded NASDAQ company on March 14, 2003 in a tax-free distribution to Astronics shareholders. Also included in discontinued operations is the Electroluminescent Lamp Business Group, which as previously announced on December 5, 2002, was deemed a non-strategic line of business.

For the quarter ended March 29, 2003 net sales declined $2.8 million, or 24%, to $8.7 million from $11.5 million in the first quarter of 2002. Other military sales and a slightly improved level of sales to the commercial transport sector helped to offset the $3.1 million decline in sales from the scheduled ramp down and conclusion of the F-16 night vision (NVIS) retrofit program with the U.S. Air Force.

F-16 NVIS original program kit sales in the first quarter of 2003 decreased to $523 thousand from $3.6 million during the first quarter of 2002. Commercial transport sales in last year's first quarter were impacted by the events of September 11, 2001. Although this year's first quarter sales to the commercial transport sector were somewhat improved, they are still at depressed levels relative to the volume seen in the late 1990s.

Gross profit was 22.9% in the first quarter of this year compared with 29.6% for the same period last year. Overall manufacturing overhead was reduced by 11% in the first quarter of 2003 primarily through work force reductions.

Income from continuing operations for the first quarter 2003 was $277 thousand, or $0.03 per diluted share, compared with $1.1 million, or $0.13 in 2002.

There were $75 thousand in expenses in the first quarter of 2003 associated with the spin-off of its former print and packaging segment and its corporate restructuring that are not expected to recur in future quarters.

Pete Gundermann, President and CEO of Astronics commented, "Because a significant amount of our costs are variable, we have a high level of flexibility to manage in a weak market. We recognize there is a delicate balance when managing our cost structure for both short-term profitability and long-term sustainable performance."

"Our business mix has continued to work to our benefit, shifting as the business cycles of the sectors we serve change. Currently, our strongest market sector is the military, which represented 53% of total sales during the first quarter. Despite the dramatic decline in sales from the wind down in the original F-16 NVIS program, other sales to the military helped to offset this decline. However, we, like other aerospace companies, are impacted by the production rate reductions in the commercial transport arena resulting from the continued weak economy and exacerbated by the war in Iraq and SARS healthcare concerns in Asia."

Net income including discontinued operations for the first quarter 2003 was $558 thousand, or $.07 per diluted share, compared with net income of $1.4 million, or $0.16 per diluted share for the previous year.

Bookings for the first quarter of 2003 totaled $10.6 million, up $1.5 million, compared with $9.1 million in the same period last year. Backlog at March 31, 2003 was $18.8 million compared with
$17.2 million at December 31, 2002 and $24.6 million at March 31, 2002. Higher backlog for the year ago period included $7.2 million associated with the F-16 NVIS program. The first quarter 2003 backlog has only $.2 million associated with the same program.

Gundermann went on to say, "Our long-term picture looks promising. We are increasingly included in the design of next generation aircraft for all sectors, such as the Joint Strike Fighter, the COMANCHE and the V-22 for military aircraft, and also in advanced designs for the commercial transport and the regional jet markets. Importantly, the amount of our lighting and electronics content designed into new generation aircraft is significantly greater than what we have on older generation aircraft. In addition, we have found unique military ground applications for which our advanced lighting and electronics are the best solution. "

Astronics Corporation designs and manufacturers specialized lighting and control systems and electronics for the cockpit, cabin and exteriors of military, commercial transport and general aviation aircraft. A leading lighting systems supplier to major aircraft manufacturers, avionics companies and aircraft operators around the world, its strategy is to capture a greater share of new and refurbished or remanufactured aircrafts' lighting and electronics content.

INVESTORS CONFERENCE CALL
 Astronics will host its First Quarter Earnings teleconference and webcast today at 11:00 a.m. ET. The teleconference can be accessed at Astronics website: http://www.astronics.com or by dialing one of the following numbers 5-10 minutes prior to the call:

        -    Callers in North America (800) 257-3401
        -    Callers from outside North America (303) 262-2076

A recording of the call will be available commencing one hour after the conclusion of the call through April 29, 2003. The replay numbers are (800) 405-2236 or (303) 590-3000 enter the passcode 535134#. An archive of the webcast will also be available at www.astronics.com for approximately 60 days.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the success or change of our business mix, the ability to increase content on new aircraft, the likelihood of new design aircraft to be produced, the degree of our variable costs relative to our total cost structure, the ability to manage profitability, the impact on sales due to the weak economy, events in Iraq and global health concerns and other factors which are described in Astronics' reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

For further information, access the company's web site at www.astronics.com.

Or contact
Dave Burney, Chief Financial Officer (716) 655-0800, Ext. 159.
Astronics Corporation, 130 Commerce Way, East Aurora, NY 14052.

Tables follow.
	CONSOLIDATED INCOME STATEMENT DATA (unaudited)
(in thousands except per share data)
	Three Months Ended
			% Increase
	03/29/03	03/30/02	(Decrease)
Net sales	$ 8,686	$ 11,468	(24.3)%
Cost of products sold	$ 6,698	$ 8,072	(17.0)%
Selling, general and administrative	$ 1,475	$ 1,562	(5.6) %
Income before taxes	$ 440	$ 1,762	(75.0)%
Income taxes	$ 163	$ 648	(74.8)%
Income from continuing operations	$ 277	$ 1,114	(75.1)%
Income from discontinued operations	$ 281	$ 242	16.1%
Net income	$ 558	$ 1,356	(58.8)%
Basic earnings per share:
Continuing operations	$ 0.03	$ 0.14	(78.6)%
Discontinued operations	$ 0.04	$ 0.03	33.3%
Net Income	$ 0.07	$ 0.17	(58.8)%
Diluted earnings per share:
Continuing operations	$ 0.03	$ 0.13	(76.9)%
Discontinued operations	$ 0.04	$ 0.03	33.3%
Net Income	$ 0.07	$ 0.16	(56.3)%
Weighted average diluted shares outstanding	7,923	8,345

CONSOLIDATED BALANCE SHEET DATA
(unaudited)

(in thousands)
	3/29/03	12/31/02
ASSETS:
Cash	$ 10,528	$ 7,722
Accounts receivable	5,630	4,745
Due from MOD-PAC CORP.	1,045	4,751
Inventories	6,075	6,139
Prepaids	439	434
Property, plant and equipment, net	15,496	15,663
Net long-term assets of MOD-PAC CORP.	0	20,742
Other assets	5,772	7,153
	$ 44,985	$ 67,349
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued expenses	$ 5,958	$ 5,007
Net current liabilities of discontinued operations.	----	1,034
Long-term debt	13,179	13,110
Other liabilities	4,123	5,259
Shareholders' equity	21,725	42,939
	$ 44,985	$ 67,349